Exhibit 10.2

(1) BioArkive, LLC

-    and    -

(2) Immuneering Corporation

MASTER SERVICES AGREEMENT

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MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), effective as of August 5th, 2019 (“Effective Date”), is made by and between Bioarkive LLC, a limited liability company under the laws of California, USA, having its registered offices and principal place of business at 11421 W Bernardo Court (Suite 200), San Diego, CA 92127 (hereinafter referred to as “Bioarkive”); and Immuneering Corporation, a corporation, incorporated under the laws of Delaware, USA, having its registered offices and principal place of business at 245 Main St, Second Floor, Cambridge, MA 02142 (hereinafter referred to as “Client”).

Hereinafter each party may also individually be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Client is engaged in the field of drug discovery;

WHEREAS, Bioarkive is engaged in business in the field of preclinical research services and biorepository services;

WHEREAS, Bioarkive is willing to provide contract research and development services, as defined below and hereby represents that this undertaking does not conflict with its duties and obligations under any other agreement to which it is a party, including any agreement with any other company or institution, and

WHEREAS, Client and/or its affiliated companies as the case may be, wish to engage Bioarkive for the purpose of literature study, molecular and cell biology research, assay development, biostorage, data analysis, and testing therapeutic agents as further specified in a related Project Proposal or related services which Bioarkive may offer on a project-by-project basis.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.0       BIOARKIVE SERVICES

1.1       Upon engagement by Client hereunder, Bioarkive, (hereinafter referred as to as the “Service Provider”), shall perform preclinical services, including (but not limited to) molecular and cellular biology assays and/or early process research services which may include (but not limited to) literature study, molecular modeling and assay design, feasibility studies and other related services (collectively, the “Services”) for Client. The Service Provider will prepare a quotation or project proposal (“Project Proposal”) for each request from Client in which, as appropriate, the project goal and/or purpose, the information desired, the experimental procedures or general synthetic approach (derived from literature, patents or other sources of information), the estimated duration of the project, the price, payment terms and payment schedule and all other relevant matters will be described.

1.2       The nature of the Services to be performed by the Service Provider with respect to any individual project as described in a Project Proposal (“Project”) shall be mutually agreed by the Parties and set forth in a Project Proposal that will become an attachment to this Agreement and will be signed by the Client and the relevant Service Provider. An example of the highlights of a Project Proposal is attached to this Agreement as Appendix 1. Each accepted Project Proposal or any other written assignment related to a Project Proposal shall be subject to all of the terms and conditions of this Agreement. To the extent any terms or provisions of a Project Proposal conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail unless the Project Proposal, signed by both Parties, expressly states to the contrary. Bioarkive agrees that during the term of this Agreement, there is neither a minimum number of Projects for which Client is obligated to utilize Bioarkive, nor does this Agreement in any way limit Client’s right to contract with any other Party to provide services similar to that which Bioarkive provides under this Agreement.

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1.3       In the event that Bioarkive perform any work or Services prior to execution by the Parties of an accepted Project Proposal for such work or Services, the terms and conditions of this Agreement shall also apply to any such work and Services performed by Bioarkive.

1.4       In consideration of the Services that are performed by the Service Provider under this Agreement, Client will pay the Service Provider the price that has been agreed upon for each accepted Project Proposal or any other written assignment related to a Project Proposal.

Payment and/or reimbursement shall be (a) in accordance with the terms of the accepted Project Proposal or any other written assignment related to a Project Proposal and (b) accompanied by an invoice from the Service Provider reasonably documenting actual costs charged and/or fees earned. All fees and reimbursable expenses relating to the Services described in an accepted Project Proposal shall be payable and invoiced upon completion of all Services or according to the agreed payment schedule as outlined in the accepted Project Proposal. Invoices received and thereafter approved for payment by Client shall be paid to the Service Provider within thirty (30) days after date of invoice.

1.5       If requested by Client, the Service Provider shall consult with Client to assist Client in describing the Project goal and/or purpose. Bioarkive represents that the Service Provider will provide all reasonable efforts to assist Client in a manner consistent with current regulatory guidelines.

1.6       The Service Provider shall appoint a "Project Manager" to be responsible for a Project performed for Client. The Project Manager shall coordinate performance of the Project with a representative designated by Client, which representative shall have responsibility over all matters related to the outcome of the Project on behalf of Client.

1.7       The Service Provider will communicate with Client scientists and with Client on a regular basis, and will respond upon all reasonable requests, regarding all Projects. The Service Provider will provide written reports to Client at regular, defined and mutually agreeable intervals describing the results and including full experimental procedures, as further set forth in the Project Proposal.

1.8       The Service Provider shall retain for a period of at least five (5) years from the completion of a Project or such mandatory period as defined by applicable laws, whichever is longer, (a) experimental records and laboratory notebooks containing experimental descriptions and data generated from such Project and may store (b) research samples, where applicable, for reference purposes.

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2.0       COMPLIANCE WITH GOVERNMENT REGULATIONS

2.1       The Service Provider shall perform each Project in accordance with applicable laws, regulations, the current state of the laboratory research art and the relevant Project Proposal. The Service Provider shall also comply with all applicable current government regulatory requirements. In the event Client requires any special procedures to be undertaken by the Service Provider (e.g., to satisfy foreign standards or requirements or otherwise) such procedures ("Client Procedures") will be provided in writing by Client to the Service Provider and require prior written approval by the Service Provider. Service Provider shall perform each Project in accordance with all agreed-upon Client Procedures.

2.2	The Service Provider shall provide the following for each Project:

(a)	Labor, facilities and materials

(b)	Preclinical data analysis experiments completed during a Project including an interim summary report;

(c)	Subject to section 1.8 and upon request of Client any data and other research materials resulting from a Project;

(d)	A final report setting forth a full summary of the results of a Project, including a summary of all relevant data; and

(e)	Necessary professional and support personnel for a Project.

2.3       Bioarkive shall assure compliance with all applicable laws and regulations regarding the disposal of hazardous materials.

3.0       CONFIDENTIAL INFORMATION

3.1       During the Term of this Agreement and for a period of seven (7) years following the termination or expiration, either Party agrees to retain in confidence and to refrain from disclosing or using for its benefit or the benefit of any third party, any and all information, test materials or data disclosed to such Party by the other Party ("Confidential Information"). This restriction shall not apply to Confidential Information:

(a)	in or entering the public domain (through no fault of the receiving Party);

(b)	made available to the receiving Party by an independent third party owing no obligation of confidentiality to the disclosing Party with regard thereto;

(c)	already in the receiving Party's possession at the time of receipt from the disclosing Party (and such prior possession can be properly demonstrated by the receiving Party);

(d)	that are independently developed by the receiving Party without the aid, application or use of the Confidential Information (and such independent development can be properly demonstrated by the receiving Party); or

(e)	that are required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the receiving Party; provided, however, that the receiving Party (i) gives the disclosing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information received hereunder and (ii) thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the disclosing Party.

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Either Party shall only provide the Confidential Information received from the other Party hereunder to its directors, officers, employees, agents, subcontractors, and consultants who are directly concerned with a Project and who have written obligations of confidentiality with such Party substantially similar to those set forth herein.

3.2       Upon completion of a Project or at any other time at the disclosing Party's request, the receiving Party shall upon request either destroy or promptly return to the disclosing Party any and all Confidential Information, in any form or media, except that the receiving Party shall be entitled to retain one (1) archival copy of such Confidential Information for legal purposes.

3.3       The provision contained in this section 3, equally apply to any and all information, test materials or data generated under the Project and owned by Client pursuant to section 4, which information, test materials or data shall be considered Confidential Information of the Client.

4.0       PROJECT RESULTS

4.1       All data and information, including Client Inventions as defined under 5.1, arising from the performance of the Services listed in the accepted Project Proposal hereunder, (including but not limited to records, original experimental reports, other material(s) and data), except to the extent such experimental data and information solely relate to the Bioarkive Property (as defined in section 5.2), shall be deemed the intellectual property of Client (“Client Results”).

4.2       Client shall retain title to and shall have the right to publish all Client Results. Client Results shall be retained in the Bioarkive archive in compliance with regulatory and legal requirements or at such archival site as determined by Client at Client’s expense.

4.3        Any and all results generated during or resulting from the Services performed by Bioarkive that solely relate to the Bioarkive Property, shall be deemed the intellectual property of Bioarkive.

4.4       Electronic archival, if available, shall be kept in accordance with the industry standard and in compliance with relevant regulatory and legal requirement.

4.5       To the extent that Services to be performed under a Project Proposal include the development of novel, non-standard preclinical assays for use by Client (each, a "Client-Specific Assay"), each Client-Specific Assay shall be owned by Bioarkive but (a) be licensed exclusively by Bioarkive to Client for use exclusively by or on behalf of Client for a period of three years, and (b) thereafter be licensed non-exclusively by Bioarkive to Client thereafter for use by or on behalf of Client. Such license shall at all times be worldwide, perpectual, irrevocable, royalty-free and fully paid-up.

5.0       INVENTIONS AND PATENTS

5.1       Bioarkive shall promptly notify Client in writing of any and all ideas, innovations, inventions, methods, developments or improvements, whether or not patentable, discovered or arising from the performance of a Project conducted hereunder to the extent such experimental data and information do not relate to the Bioarkive Property ("Client Inventions"). Subject to Section 4.5, Bioarkive hereby assigns and agrees to assign to Client all rights, title and interest in and to such Client Inventions. If Client requests, and at Client's expense, Bioarkive shall provide Client with reasonable assistance to obtain patents for such Client Inventions.

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5.2       The Parties acknowledge and agree that Bioarkive has proprietary testing protocols, processes, programming, methodology, techniques, equipment and know-how existing as of the Effective Date of this Agreement or developed wholly independent of the Services that are its sole and exclusive property (“Bioarkive Property”) and that any ideas, innovations, inventions, developments or improvements, whether or not patentable, solely relating to such testing protocols, processes, programming, methodology, techniques, equipment and know-how conceived solely by Bioarkive shall be and remain the sole and exclusive intellectual property of Bioarkive, subject to Section 4.5.

6.0        LIABILITY

6.1       The Service Provider accepts only liability towards Client in respect of damages resulting from a failure directly attributable to the Service Provider in the performance of its obligations under this Agreement or for gross negligence or willful misconduct. The Service Provider shall not be liable for any damage originating from any materials or information supplied by Client hereunder provided such materials and information are only used by Bioarkive for the performance of its obligations hereunder in its premises under suitable containment conditions.

6.2       In the event of improper, incorrect performance or performance not in accordance with applicable standards or applicable laws by the Service Provider of the work under the Services, Client shall have the right to demand the Service Provider to re-perform the work without any charge to Client.

6.3       Except in instances of breaches of confidentiality, gross negligence or willful misconduct, the liability of the Service Provider for any shortcomings in the execution of the Services will be limited to a maximum of the fees for the Services that Service Provider has received for the Services provided hereunder.

6.4       EXCEPT FOR THE WARRANTIES PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, BY STATUTE OR IN WRITING, REGARDING THE SERVICES OR ANY PRODUCT RESULTING FROM THE SERVICES, INCLUDING WITHOUT LIMITATION ANY WARRANTY REGARDING THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR THEIR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF THE SERVICE PROVIDER, THAT ARE INCONSISTENT HEREWITH, SHALL BE DISREGARDED AND SHALL NOT BE BINDING ON THE SERVICE PROVIDER.

6.5       Except to the extent arising from Bioarkive's gross negligence or willful misconduct, the Client shall indemnify and hold Bioarkive and its affiliated companies harmless from any third-party claims arising out of the use of the Client Results.

6.6       NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTIAL OR CONSEQUENTIAL DAMAGES ARISING OUT ANY TERMS AND CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER EXCEPT TO THE EXTENT SUCH DAMAGES WERE CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY.

6.7       Each Party will secure and maintain in full force and effect throughout the term of this Agreement adequate insurance coverage appropriate for the business of the type that is subject of this Agreement and its obligations under this Agreement. If requested by a Party, the other Party shall provide the first Party with photocopies of the relevant certificates of insurance.

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7.0        TERM AND TERMINATION

7.1       The term of the Agreement shall be three (3) years from the Effective Date. Thereafter, the Agreement shall be renewed for successive one (1) year terms, unless terminated upon three (3) months prior notice by either Party before the anniversary of the Agreement.

7.2       If either Party is in breach of its obligations under this Agreement then the Party not in breach is entitled to serve notice in writing to the Party in breach setting out details of the breach, what actions are required to correct the breach and allowing the Party in breach thirty (30) days from the date of notification in writing to correct the breach.

7.3       Either Party shall have the right to terminate this Agreement and/or an accepted Project Proposal, effective immediately upon written notice to the other Party, should the other Party continue to be in material breach of this Agreement, provided, that a notice of material breach pursuant to Section 7.2 has been served on the Party in material breach and the Party in material breach has failed to correct the material breach within the thirty (30) day cure period.

7.4       Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (i) files a voluntary petition in bankruptcy or has an involuntary bankruptcy petition filed against it, which is not dismissed within thirty (30) days after its institution, (ii) is adjudged as bankrupt, (iii) becomes insolvent, (iv) has a receiver, trustee, conservator or liquidator appointed for all or a substantial part of its assets, (v) ceases to do business, (vi) commences any dissolution, liquidation or winding up, or (vii) makes an assignment of its assets for the benefit of its creditors.

7.5       An accepted Project Proposal or any other written assignment related to a Project Proposal may be terminated by Client at any time during the term of this Agreement on sixty (60) days prior written notice to the Service Provider.

7.6       Except in the event of a termination by Client according to Section 7.3, if this Agreement, any particular accepted Project Proposal or any particular other written assignment related to a Project Proposal is terminated before any such Project Proposal or any such other written assignment related to a Project Proposal is completed, Client shall pay Service Provider for all Services performed in accordance with any such affected Project Proposal or any such other written assignment related to a Project Proposal hereunder, and reimburse the Service Provider for all costs and expenses incurred in performing those Services.

7.7       The termination of this Agreement shall not relieve either Party of its obligation to the other with respect to (a) maintaining the confidentiality of information, (b) liability and, (c) compensation for Services performed through the date of termination.

8.0        MISCELLANEOUS

8.1       Assignment and Subcontracting. This Agreement and any Project shall not be assigned by Bioarkive or its affiliated companies without the prior written consent of Client, except in connection with the sale of the business to which this Agreement pertains.

Bioarkive shall have the right to subcontract or delegate any portion of the Services hereunder to third parties (“Subcontractors”) only with Client’s prior written consent; provided, that no consent shall be necessary for Bioarkive’s delegation to or use of Subcontractors that are set forth in the relevant Project Proposal as performing such Services. In any event, Bioarkive shall remain solely and fully liable for the performance of such Subcontractors to which it delegates the performance of its obligations under this Agreement. Bioarkive shall ensure that each of its Subcontractors performs Bioarkive’s obligations pursuant to the terms of this Agreement. For clarity, to the extent Bioarkive has an obligation under this Agreement to perform an action or to meet a standard, and Bioarkive subcontracts such obligation, Bioarkive shall be responsible for any failure by its Subcontractor to perform the action or meet the standard.

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8.2       Notice. All notices required by this Agreement shall be in writing. All notices shall be sent by e-mail confirmed by registered or certified mail to the Parties within three (3) business days at the following addresses or such other addresses as may be designated in writing by the respective Parties:

Notices to Bioarkive:	Bioarkive, LLC

11421 W Bernardo Court

Suite 200

San Diego, CA 92127

Attn. of: Praveen Nair, Ph.D. (CEO)

E-mail: pnair@bioarkive.com

Notices to Company:	Immuneering

245 Main St, Second Floor

Cambridge, MA 02142

Attn. of: Peter King, Ph.D. (VP Discovery)

E-mail: pking@immuneering.com

8.3       Force Majeure. A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any cause beyond such Party's control, including but not limited to, acts of God, fire, explosion, disease, weather, war, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in an accepted Project Proposal that falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability. Bioarkive shall immediately notify Client if, by reason of any of the disabilities referred to herein, the Service Provider is unable to meet any deadline or time for performance specified in an accepted Project Proposal.

8.4       Independent Contractor. Bioarkive shall perform each Project as an independent contractor and shall have complete and exclusive control over its employees, consultants and agents. The Services rendered by Bioarkive are those of an independent contractor and not those of Client. No Services rendered pursuant to this Agreement shall be construed to deem Bioarkive or its affiliated companies an employee, agent or joint-venture with Client.

8.5       Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

8.6       Severability. This Agreement is divisible and separable so that if any provision(s) shall be held to be invalid, such invalidity shall not impair the remaining provisions thereof.

8.7       Applicable Law and Competent Court. This Agreement shall be governed by the laws of Delaware, USA. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to the competent courts of the state of Delaware, USA, and each Party hereby consents to the exclusive jurisdiction and venue of such court.

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8.8       Entire Agreement. This Agreement, together with its attachments, represents the entire understanding of the Parties with respect to the subject matter hereof and hereby supersedes all prior understanding and agreements, whether oral or written, between the Parties with respect to any Services to be performed.

8.9       Attachments/Addenda. Any attachment(s) and/or accepted Project Proposals are deemed to be an integrated part of this Agreement and all references to this Agreement shall be deemed to include all such attachments and accepted Project Proposals.

8.10     Security. Bioarkive warrants and represents that it shall maintain adequate security at its facilities for the term of this Agreement to ensure that the Services and each Project are performed within the time frame set forth in an accepted Project Proposal, and such Services and Project shall not be compromised or disrupted by any breach of security.

* * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by duly authorized representatives on the Effective Date.

Bioarkive		Immuneering Corporation

Date:	August 5, 2019	Date:	August 5, 2019

By:	/s/ Praveen Nair	By:	/s/ Benjamin J. Zeskind

Name:	Praveen Nair	Name:	Benjamin J. Zeskind

Title:	CEO	Title:	CEO

Date:	Date:

By:	By:

Name:	Name:

Title:	Title:

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Appendix 1

Project Proposal

The Project Proposal will contain amongst others the following elements if relevant for the Project:

Background

Project description

Deliverables, requirements and general conditions

•	Tasks
•	Experimental details (methods)
•	Starting and end date
•	Resources
•	Sub-contractors
•	Pricing and costs
•	Description
•	Shipment details
•	Contact persons
•	Reporting
•	Payment terms
•	Validity

This Project Proposal is pursuant to, and incorporates the provisions of the Master Services Agreement with Effective Date August 5th, 2019 by and between Bioarkive, LLC and Immuneering Corporation.

Bioarkive, LLC

Dennis Garland, MS	Praveen Nair, Ph.D.
Director of Operations	Chief Executive Officer

CC:

Proposal accepted by Immuneering:

Date:	Date:

By:	By:

Name:	Name:

Title:	Title:

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